Exhibit 99.1

For immediate release

Endeavour Announces 2012 Fourth Quarter

and Year-End Financial and Operational Results

Houston, March 6, 2013 – Endeavour International Corporation (NYSE: END) (LSE: ENDV) today reported fourth quarter 2012 net loss, as adjusted of $7.7 million compared to a net loss, as adjusted of $5.8 million for 2011. On a GAAP basis, net loss for the fourth quarter of 2012 was $6.5 million as compared to net loss of $44.6 million for the same quarter in 2011.

Sales volumes for the 2012 fourth quarter period were 11,541 boepd, compared to 4,253 boepd for the same quarter in the prior year. Physical production for the fourth quarter of 2012 averaged 10,300 barrels of oil equivalent per day (“boepd”) compared to approximately 4,100 boepd for the same quarter of 2011, representing a 151% increase.

Fourth Quarter highlights include:

•	Finance:

•	Completed an offering for an additional $54 million of the 12% First Priority Notes due 2018

•	Fully redeemed the $25 million 12% Senior Subordinated Notes

•	Operational:

•	Proved reserves in the U.K. increased 186% year-over-year

•	Drilling commenced and infrastructure substantially completed on the Rochelle development

•	Completed an exchange of Haynesville assets for Pennsylvania Marcellus assets

Recent Events:

•	Strategic Review Process:

•	The Board of Directors initiated a process to explore a broad range of strategic alternatives to further enhance shareholder value

•	Current business focus remains on executing the operational plan

•	Management and Board Developments:

•	Catherine L. Stubbs named Chief Financial Officer

•	Ashok Nayyor resigns from the Board of Directors

•	Finance:

•	Received $22.5 million through the forward sale of U.K. oil production

•	Obtained an extension on the Revolving Credit Facility to midyear 2014

•	Replaced or extended the Reimbursement Agreements to midyear 2014

•	Entered into a Monetary Production Payment for $107.5 million to be satisfied out of proceeds of production from Endeavour’s U.K. North Sea assets

•	Established 2013 Capex budget in the U.K. of $140 million - $150 million

•	North Sea:

•	Drilling commenced at West Rochelle after suspension of the East Rochelle production well

•	Bacchus third production well expected to commence drilling in March

•	U.S. Onshore:

•	Established a 23,000 acre Federal unit in Northwestern Colorado

“In 2012, the Company undertook two major development projects and a sizable acquisition resulting in increased oil production and reserves in the U.K. North Sea. Although the path to growth was challenging, we were able to manage through a series of complex business transactions to close on the additional working interest at Alba and bring the Bacchus development on-line. We remain confident that Rochelle production will be on-line soon demonstrating the quality of this important asset,” said William L. Transier, chairman, chief executive officer and president. “Our ability to increase our liquidity quickly shows the perseverance of our management team to handle unexpected events for the benefit of all stakeholders.”

Strategic Review Process

On February 14, 2013 Endeavour announced the Board of Directors intent to review a broad range of strategic alternatives. The primary motivation of the strategic review is to accelerate the delevering of the balance sheet and unlock the underlying value of the assets. The options under consideration include:

•	a sale, joint venture or partnership in respect of the Company’s activities in the North Sea;

•	a sale of specific assets;

•	a sale or merger of the Company; or

•	continuing to execute on the Company’s operational plan.

Tudor, Pickering, Holt & Co. and Lambert Energy Advisory Ltd. have been engaged as the Company’s financial advisors in this process. There is no assurance that the strategic alternatives review will result in Endeavour changing its current business plan or completing any such transaction.

Management Developments

Catherine “Cathy” Stubbs was named Chief Financial Officer for the Company on February 14, 2013. She has over 20 years of experience in financial management in the energy industry and eight years with Endeavour. Cathy has served in various roles of increasing responsibility in corporate development, accounting and financial controls, and treasury roles since the inception of Endeavour and most recently served as the senior vice president, finance.

Ashok Nayyor resigned from the Board of Directors effective March 5, 2013. Mr. Nayyor joined the Board in August of 2012 and he made a significant contribution during his tenure as a board member.

Finance

Since year-end 2012, Endeavour has completed several transactions to improve the Company’s liquidity position and has extended the maturities of its Revolving Credit Facility, as well as the two Reimbursement Agreements to midyear 2014.

In January, the Company entered into a new reimbursement arrangement to provide for a replacement Letter of Credit with an unaffiliated third party for $33 million and terminated its previous Reimbursement Agreement in the same amount. The new agreement, which secures the Company’s decommissioning obligations in connection with the specific assets in the U.K. North Sea, matures in July of 2014.

In February, Endeavour entered into a forward sale agreement with one of its established purchasers and received a payment of approximately $22.5 million for a specified volume of crude oil in excess of 200,000 barrels to be delivered over a six month period from its U.K. North Sea production.

In early March, the Company and its existing lenders agreed to extensions on the Revolving Credit Facility and the $120 million Reimbursement Agreement. $100 million of the $115 million outstanding on the Revolving Credit Facility was extended from October 31, 2013 to June 30, 2014. The full amount of the $120 million Reimbursement Agreement was extended from December 31, 2013 to June 30, 2014.

Endeavour also entered into a Monetary Production Payment with a group of investors for the purchase price amount of $107.5 million. Closing is subject to the satisfaction of standard conditions, including regulatory approval in the United Kingdom. The Monetary Production Payment will be satisfied out of the production from certain U.K. North Sea assets and is expected to be satisfied over a two year period.

For 2013, the Company anticipates a direct oil and gas capital expenditures budget in the U.K. of $140 million to $150 million. Approximately sixty percent of the U.K. capital budget is being allocated to final drilling and completion of the Rochelle development, as well as the third development well at Bacchus. Endeavour has also allocated $30 million to $40 million of its capital budget for its U.S. acreage with plans to spend approximately half of that capital in the Pennsylvania Marcellus area for infrastructure expansion and well completions. The U.S. spend is primarily discretionary and will be evaluated once Rochelle production is on-line and after the completion of the strategic review process.

The completion of these recent financing activities are designed to provide sufficient liquidity to bring the Rochelle development on line, drill the third well at Bacchus and allow sufficient time for a thoughtful and disciplined strategic review process.

Operational Update

United Kingdom

In mid-February, the Transocean Prospect rig moved to the West Rochelle area and commenced drilling of the production well. Estimated time to drill and complete the well is approximately 120 days. At East Rochelle, analysis and testing of the cause of the non-uniform hole around the conductor pipe is on-going. Once the analysis is concluded, the Company will be able to determine the optimal path forward for the completion of the East Rochelle well. Endeavour anticipates drilling operations will re-commence at East Rochelle following first production at West Rochelle. A majority of the Rochelle subsea infrastructure has been installed at the field and the modification work to the Scott platform is nearing completion.

At the Bacchus development, the operator announced plans to commence drilling the third production well in March. In 2012, the partnership drilled two of three planned production wells. Due to the additional positive data gained from the second production well, the Bacchus partners decided to observe field results before proceeding forward with the third well. Endeavour has a 30% working interest in the field.

At Alba production volumes continue to be impacted by water handling issues. The matter is being dealt with by the operator and it is anticipated that the asset will return to normal production levels during the year.

United States Onshore

During 2012, Endeavour maintained a disciplined capital approach in the U.S. For the year, two gross wells were drilled and completed in the Louisiana Haynesville acreage, with all critical acreage currently held by production. Net daily production averaged 10.6 MMCFe/D for the fourth quarter and 14.3 MMCFe/D for the full year 2012.

In the fourth quarter of 2012, the Company closed an exchange of Haynesville assets for Pennsylvania Marcellus assets and obtained operatorship, while increasing the ownership to 100% working interest in 31,000 total net acres and all upstream and midstream assets. In conjunction with the exchange, Endeavour secured an off-take solution in Cameron County for up to an additional 10 mmcf/d of production by year-end 2013. The Company has three wells drilled and cased in the area waiting on completion.

In the Montana Heath tight oil play, Endeavour deferred horizontal re-entries of its vertical pilot wells to evaluate drilling and production results from offset operators. In Northwest Colorado, the Company formed a 23,000 acre Federal unit with stacked Upper Cretaceous targets and liquids-rich potential. An initial test well is planned for later this year.

2012 Reserves

Year- over-year U.K. proved reserves increased 186%, with the Company’s total proved reserves increasing 13%. Oil represented 54% of total proved reserves at December 31, 2012 up from 18% at the end of the prior year due to the increased working interest in Alba and additional reserves at the Bacchus field. Net proved and probable reserves increased 4.7% from the prior year, with oil representing 62% of the total up from 32% the year prior. There was a decline in the U.S. gas reserves as a result of decreasing natural gas prices.

	Endeavour Historical
	As of December 31,
	2010 (3)	2011	2012
Net 1P reserves:
United Kingdom:
Oil (MBbls)(1)	3,967	4,060	13,733
Gas (MMcf)	56,267	50,723	56,901
Oil equivalents (MBOE)(2)	13,345	12,514	23,217
United States:
Oil (MBbls)(1)	59	41	6
Gas (MMcf)	31,777	60,978	14,690
Oil equivalents (MBOE)(2)	5,355	10,204	2,454
Total:
Oil (MBbls)(1)	4,026	4,101	13,739
Gas (MMcf)	88,044	111,701	71,591
Oil equivalents (MBOE)(2)	18,700	22,718	25,671
Percentage oil	22%	18%	54%
Percentage proved developed	19%	23%	32%
Net 2P reserves:
Total:
Oil (MBbls)(1)	14,897	14,556	29,208
Gas (MMcf)	172,820	182,989	107,715
Oil equivalents (MBOE)(2)	43,700	45,054	47,161
Percentage oil	34%	32%	62%

(1)	Includes natural gas liquids.
(2)	One Bbl of oil is equal to six Mcfe based on an approximate energy equivalency. This is a physical correlation and does not reflect a value or price relationship between the commodities.
(3)	Reserve information includes the purchase of the additional 20% (approximately 3.4 mmboe of 2P reserves) of the Bacchus field in the North Sea, which closed in February 2011.

Earnings Conference Call, Wednesday, March 6, 2013 at 9:00 a.m., Central Time, 3:00 p.m. British Time

Endeavour International will host a conference call and web cast to discuss its 2012 fourth quarter and year-end financial and operating results on Wednesday, March 6, 2013 at 9 a.m. Central Time, 3 p.m. British Time. A supporting slide deck for the conference call is available on Endeavour’s website at www.endeavourcorp.com. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 8741109. The toll-free numbers are 888-708-5695 in the United States and 0-808-101-7548 in the United Kingdom. Other international callers should dial 913-312-1520 (tolls apply). To listen only to the live audio web cast access Endeavour’s home page at www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Time on March 6, 2013 through 12:00 p.m. on March 12, 2013 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 8741109.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

Additional information for investors:

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. We use may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.

For further information:

Endeavour – Investor Relations

Darcey Matthews	713.307.8711

Pelham Public Relations – UK Media

Philip Dennis	+44 (0) 207 861 3919
Henry Lerwill	+44 (0) 207 861 3169

Endeavour International Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	December 31, 2012	December 31, 2011

Assets
Current Assets:
Cash and cash equivalents	$59,185	$106,036
Restricted cash	178	—
Accounts receivable	46,003	8,649
Prepaid expenses and other current assets	12,906	18,840

Total Current Assets	118,272	133,525

Property and Equipment, Net	1,003,441	549,196
Goodwill	262,764	211,886
Other Assets	49,906	30,384

Total Assets	$1,434,383	$924,991

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$60,153	$62,275
Current maturities of debt	15,713	12,350
Accrued expenses and other	90,100	20,549

Total Current Liabilities	165,966	95,174

Long-Term Debt	843,793	455,028
Deferred Taxes	133,798	115,759
Other Liabilities	147,692	61,248

Total Liabilities	1,291,249	727,209

Commitments and Contingencies

Series C Convertible Preferred Stock	43,703	43,703

Stockholders’ Equity	99,431	154,079

Total Liabilities and Stockholders’ Equity	$1,434,383	$924,991

Endeavour International Corporation

Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Fourth Quarter December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues	$97,615	$16,632	$219,058	$60,091

Cost of Operations:
Operating expenses	23,924	2,779	58,536	17,668
Depreciation, depletion and amortization	24,272	7,780	66,564	26,478
Impairment of U.S. oil and gas properties	5,956	36,913	53,072	65,706
General and administrative	5,705	3,328	21,085	17,853

Total Expenses	59,857	50,800	199,257	127,705

Income (Loss) From Operations	37,758	(34,168)	19,801	(67,614)

Other Income (Expense):
Derivatives:
Unrealized gains (losses)	7,319	(2,719)	5,141	8,378
Interest expense	(21,105)	(12,688)	(84,122)	(44,893)
Loss on early extinguishment of debt	—	—	(21,661)	(402)
Letter of credit fees	(9,461)	—	(21,903)	—
Interest income and other	(3,313)	172	(9,254)	597

Total Other Expense	(26,560)	(15,235)	(131,799)	(36,320)

Income (Loss) Before Income Taxes	11,198	(49,403)	(111,998)	(103,934)
Income Tax Expense (Benefit)	17,652	(4,758)	14,228	27,061

Net Loss	(6,454)	(44,645)	(126,226)	(130,995)
Preferred Stock Dividends	456	455	1,823	1,974

Net Loss to Common Stockholders	$(6,910)	$(45,100)	$(128,049)	$(132,969)

Net Loss per Common Share:
Basic and diluted	$(0.15)	$(1.15)	$(3.01)	$(3.70)

Weighted Average Number of Common Shares Outstanding:
Basic and diluted	46,613	39,231	42,533	35,957

Endeavour International Corporation

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Amounts in thousands)

	Year Ended December 31,
	2012	2011
Cash Flows from Operating Activities:
Net loss	$(126,226)	$(130,995)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	66,564	26,478
Impairment of oil and gas properties	53,072	65,706
Deferred tax expense (benefit)	(17,594)	21,116
Unrealized gains on derivatives	(5,141)	(8,378)
Amortization of non-cash compensation	4,401	3,697
Amortization of loan costs and discount	14,179	12,234
Non-cash interest expense	8,684	12,811
Loss on early extinguishment of debt	21,661	402
Other	15,365	1,518
Changes in operating assets and liabilities	3,648	(43,932)

Net Cash Provided by (Used in) Operating Activities	38,613	(39,343)

Cash Flows From Investing Activities:
Capital expenditures	(246,925)	(165,062)
Acquisitions	(238,854)	(33,075)
Proceeds from sales, net of cash	1,407	—
(Increase) decrease in restricted cash	(178)	31,726

Net Cash Used in Investing Activities	(484,550)	(166,411)

Cash Flows From Financing Activities:
(Repayments) borrowings under debt agreements	379,394	106,775
Proceeds from issuance of common stock	60,805	118,444
Dividends paid	(1,665)	(1,816)
Payments for early extinguishment of debt	(7,248)	—
Financing costs paid	(32,204)	(11,401)
Other financing	4	521

Net Cash Provided by Financing Activities	399,086	212,523

Net Increase (Decrease) in Cash and Cash Equivalents	(46,851)	6,769
Cash and Cash Equivalents, Beginning of Period	106,036	99,267

Cash and Cash Equivalents, End of Period	$59,185	$106,036

Endeavour International Corporation

Operating Statistics

(Unaudited)

	Fourth Quarter		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Sales volume:
Oil and condensate sales (Mbbls):
United Kingdom	896	98	1,994	373
United States	—	3	3	7

Total	896	101	1,997	380

Gas sales (MMcf):
United Kingdom	22	16	91	94
United States	972	1,728	5,206	5,033

Total	994	1,744	5,298	5,127

Oil equivalent sales (MBOE)
United Kingdom	899	101	2,009	388
United States	163	290	871	846

Total	1,062	391	2,880	1,234

Total BOE per day	11,541	4,253	7,868	3,382

Physical production volume (BOE per day):
United Kingdom	8,533	925	5,494	1,095
United States	1,767	3,158	2,379	2,319

Total	10,300	4,083	7,873	3,414

Realized Prices:
Oil and condensate price ($ per Bbl)	$105.76	$110.93	$103.56	$109.20

Gas price ($ per Mcf)	$2.86	$3.14	$2.32	$3.63

Equivalent oil price ($ per BOE)	$91.94	$42.51	$76.07	$48.67

•

We record oil revenues using the sales method, i.e. when delivery has occurred. Actual production may differ based on the timing of tanker liftings. We use the entitlements method to account for sales of gas production.

•	The average sales prices include gains and losses for derivative contracts we utilize to manage price risk related to our future cash flows.

Endeavour International Corporation

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(Amounts in thousands)

As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted and Adjusted EBITDA. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

	Fourth Quarter December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net loss	$(6,454)	$(44,645)	$(126,226)	$(130,995)
Impairment of U.S. oil and gas properties (net of tax) (1)	5,956	36,913	53,072	65,706
Unrealized (gain) loss on derivatives (net of tax) (2)	(7,383)	1,976	(7,326)	(10,269)
Loss on early extinguishment of debt (net of tax) (3)	—	—	17,762	402
Deferred tax expense due to U.K. tax law change	194	—	8,587	25,484

Net Loss as Adjusted	$(7,687)	$(5,756)	$(54,131)	$(49,672)

Net loss	$(6,454)	$(44,645)	$(126,226)	$(130,995)
Unrealized (gain) loss on derivatives	(7,319)	2,719	(5,141)	(8,378)
Net interest expense	21,083	12,547	83,872	44,781
Letter of credit fees	9,461	—	21,903	—
Loss on early extinguishment of debt	—	—	21,661	402
Depreciation, depletion and amortization	24,272	7,780	66,564	26,478
Impairment of U.S. oil and gas properties	5,956	36,913	53,072	65,706
Income tax expense (benefit)	17,652	(4,758)	14,228	27,061

Adjusted EBITDA	$64,651	$10,556	$129,933	$25,055

(1)	Since the impairments related to U.S. oil and gas properties, we recognized no tax benefits as there was no assurance that we could generate any U.S. taxable earnings.
(2)	Net of tax benefit (expense) of $64 and $743 and $2,185 and $1,891, respectively.
(3)	Net of tax benefit of $3,899 for the year ended December 31, 2012.